August 14, 2014

Dear Fellow Shareholder,

It has been four years since IMH Secured Loan Fund members cast their votes to overwhelmingly approve the Conversion Transactions. Although nearly 90% of your votes were in agreement with that proposal, from the minority arose several challenges that first required extinguishment. To get here, it has cost the Company millions of dollars and immeasurable lost opportunity in the market, but we never lost our resolve. Through it all, we persevered, and now the issues that previously plagued us are forever behind us. Moreover, we used that time to effectuate important changes to our business and portfolio, setting the stage for a veritable rebirth of IMH.

NWRA Refinance Transaction
Four months ago, IMH entered into an agreement with our senior lender, NWRA Ventures I, LLC (“NWRA”) setting forth the terms under which we could prepay NWRA’s five-year senior secured, convertible loan (the “NWRA Loan”) scheduled to mature in June 2016. That agreement provided for a prepayment amount of $80 million (plus accrued interest) and the redemption of 319,484 shares of our stock held by an NWRA affiliate.

I am pleased to report that on July 24th, we entered into a series of agreements and transactions in connection with the refinancing of the NWRA Loan (collectively, the “Refinancing”). The Refinancing was generally comprised of three core components: 1) a $26.4 million convertible preferred equity tranche, led by Singerman Real Estate, LLC and Juniper Capital Partners, LLC; 2) a $13.8 million contribution by the Company from its cash reserves; and 3) a restructuring of our existing senior indebtedness, which among other things, materially reduced the principal balance and removed the loan’s equity conversion rights (the “Bridge Loan”).

We consider the Refinancing to be the first step in the Company’s two-step overall recapitalization strategy. The second step will be negotiating a new senior loan facility to replace the Bridge Loan. We expect that this replacement facility will bear a significantly lower interest rate than the Bridge Loan and resemble a more traditional loan structure. We are currently engaged in discussions with several financial institutions for this new financing and expect to receive non-binding term sheets within ninety (90) days.

The primary objective of our recapitalization efforts is to continue enhancing the Company’s balance sheet and to further reduce our future interest expenses and related costs. In short, we are very pleased with the Refinancing and related transactions. We look forward to reporting to you additional progress regarding step two of this process. Assuming we are successful in refinancing the Bridge Loan, as currently contemplated, we estimate that in the first year alone, we would recognize an overall gross expense savings of approximately $10.0 million and estimated first year cash savings of $5.7 million, net of required cash dividend payments on preferred equity. These savings are based on our best estimates of terms relating to the potential replacement financing, which currently assumes an 8% interest rate and 90 day completion timeline. The actual amount of savings will, of course, vary based on the timing and final terms we are able to negotiate.

In connection with the Refinancing and as required, in part, by the terms of the class action litigation settlement discussed below, IMH has reconstituted its board of directors by appointing four new independent board members: Dr. Andrew Fishleder, MD, Leigh Feuerstein, Lori Wittman, and Michael M. Racy. Seth Singerman and Jay Wolf, the designees of the holders of our newly-issued preferred shares, also have been appointed to serve on the board, as has Lawrence Bain.

7001 Scottsdale Road, Suite 2050 Scottsdale, Arizona 85253 • T. 480-840-8400 • F. 480-840-8401 • imhfc.com IMH Holdings, LLC • BK 0920166

Each of these new directors brings expertise and experience that should be of great benefit to the Company. In connection with these new board appointments, William Meris and Steven Darak stepped down as board members and as will be discussed later, Will also stepped down as our President and Chief Executive Officer. Mr. Darak will continue to serve as our Chief Financial Officer.

For additional information regarding the Refinancing and our new directors, please see the SEC Form 8-K filed by the Company on July 29, 2014, as amended.

Class Action Litigation Settlement
Last November, IMH received final approval of the class action litigation settlement when the last remaining appeal was dismissed by the Delaware Supreme Court. In February 2014, as part of that settlement, we offered class members the right to purchase (1) up to $20.0 million of the Company’s 4% five-year subordinated, unsecured notes (the “4% Notes”) in exchange for shares of our common stock (the “Exchange Offering”) and (2) to accredited investors only, up to $10.0 million of convertible notes with the same financial terms as the Company’s convertible notes (“RO Notes”) previously issued to NW Capital (the “Rights Offering”). The results of these offerings, which concluded on April 28, 2014, are set forth below:

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Exchange Offering - 331 shareholders elected to exchange 1,268,675 shares for the 4% Notes, resulting in the issuance of notes with an aggregate face value of approximately $10.2 million. The acquired shares were placed back into our treasury.

•
Rights Offering - We issued an aggregate of $70,200 of RO Notes. In connection with the Refinancing (and its effective termination of the loan on which the RO Notes were initially based), we recently repurchased all of the outstanding RO Notes.

Advisory Committee - As part of the settlement, IMH agreed to enact certain corporate governance enhancements, including the establishment of a five-person Investor Advisory Committee consisting of representatives from certain of our shareholder constituencies and certain financial industry professionals (the “Advisory Committee”). Generally, the purpose of the Advisory Committee is to provide input to the Board of Directors and management with respect to the Company’s current and future business, strategic plans, market opportunities, and various other corporate activities. To date, the Advisory Committee has held two meetings and intends to hold another meeting before year-end.

We are pleased that we have been able to satisfy all of the remaining requirements of the class action litigation settlement and remove the “cloud” it previously cast across our organization.

The “NOL”
Some of the Company’s most significant, but currently non-contributing, assets are our gross deferred tax assets, which include, among other tax assets, our Net Operating Loss Carryforward or “NOL”. We believe these “built-in losses,” which we have continued to carry forward since the Conversion Transactions, will be available to the Company to offset tax liability on future taxable income and/or gain. Until such time as we are able to demonstrate a likelihood of sustainable taxable income, the deferred tax asset is being fully reserved in our consolidated financial statements in accordance with GAAP.

In order for IMH to utilize the NOL more rapidly, in concert with our current investing strategy, it is management’s objective to carefully explore opportunities to acquire a platform of real estate assets which already possesses significant earnings. Portfolios of this nature are generally not readily available nor are they publically advertised for sale. Accordingly, although we will remain diligent in our search, it may require time to uncover such opportunities and make any final determination of proper fit. To name a few, we are currently reviewing hospitality, multi-family residential, and student housing portfolios.

We believe that a successful transaction would materially enhance our earnings and likely provide an accelerant to our overall recovery.

Pursuit of Personal Guarantees
Although we always required personal guarantees from the principals of our former borrowers, as a result of the recession that began in 2008 causing real estate (and other asset) values to plummet, the values of those guarantees also plummeted. As real estate and other markets have improved, however, many of our guarantors have rebuilt their wealth. Some of these guarantors, who did not previously have recoverable assets, now do. We have therefore approached those guarantors with the goal of collecting on their guarantees.

To date, we have received court ordered judgments against numerous borrowers, totaling greater than $400 million. Only a fraction of which may ultimately be recovered, but we will remain diligent in our pursuit of the same. We have already collected on multiple judgments and we anticipate additional recoveries in the future. In fact, for the better part of this year, we have been systematically recovering and liquidating property obtained from our vigorous collection efforts. In addition, where feasible, we have acted strategically and opportunistically in order to maximize value from the recovered assets.

I would like to highlight one particularly impressive recovery event, which relied less on the asset we obtained from the borrower, and more on what we were able to accomplish with it post-possession. We acquired through foreclosure a 375-acre parcel of land in Texas. In and of itself, we did not view the land as possessing particularly extraordinary current value. However, the borrower also owned substantial additional acreage contiguous to our newly-acquired parcel. There were, however, multiple other lenders who had previously foreclosed on that contiguous property. Through our efforts, we were successful in getting a receiver appointed over the debtor, in order to facilitate recovery on behalf of all creditors. By working with the court and the receiver, we were able to then acquire that contiguous land at what we felt was an attractive price. When paired with ours, that parcel allowed us to put together an approximately 760 acre assemblage. By doing so, we then owned a more marketable and valuable site, essentially prepackaged for a master planned community developer buyer.

We ultimately sold the combined property for a $5.6 million gain; representing both a lift to our initial collateral property carrying value and additional gains by our collection efforts. By converting what was previously stagnant land with a likely sale horizon of five years, into a desirable piece of currently developable real estate, this action created close to $12.1 million of free cash flow. Importantly, since all judgments we have received are generally carried on our books at zero value, any net recovery proceeds are applied directly to our net earnings and represent a dollar for dollar benefit to our balance sheet and book value.

Portfolio Asset Updates
L’Auberge de Sedona
Panoramic views of Sedona’s legendary red rocks formations from the comfort of a “Vista Suite.”

Famously perched atop the banks of the winding Oak Creek, the four-diamond L’Auberge de Sedona hotel consists of 87 luxury units, a high-end spa, and Creekside gourmet restaurant. In May of last year, we completed the acquisition of this property as part of a deed in lieu arrangement. One of the crown jewels in our portfolio, this property has continued to perform admirably for us. Over the last year, it has seen demonstrable growth in multiple categories including, but not limited to, general occupancy, room rents, wedding bookings, and event banquets. Thanks to a strong year-to-date occupancy of 74%, revenues on the whole have grown by 10.8%, as compared to the year prior. Assisted by a disciplined approach to expense controls, Net Operating Income at L’Auberge across the same period shows a 12.5% improvement in year-over-year numbers.

Part of the management strategy at L’Auberge has been to create additional on-property revenue centers while concurrently improving the guest experience. The Veranda wine bar is one such element. Year over year growth in revenues attributable to Veranda alone clocked in at 54%, as that business segment became a meaningful contributor to the property’s overall numbers. Generally speaking, the Food & Beverage and Spa components led the overall revenue gains, with robust growth across the board.

Between now and the end of 2015, we are exploring further enhancements to this asset, which would involve dedicating approximately $4 million of additional capital to various improvements, focused primarily on further modernization of the rooms, Lounge, Veranda and restaurants.

Orchards Inn and Taos Cantina
Taos Cantina’s patio dining area views and front entry walkway.

As part of the L’Auberge acquisition transaction, we also acquired the hotel property located just up the street from L’Auberge named Orchards Inn, as well as the on-site restaurant, Taos Cantina. Over the past several years, this property has consistently reported very stable metrics, with a historical average occupancy rate of around 80%. Year-to-date revenues demonstrate a trend of moderate room revenue growth, combined with strong double digit Taos Cantina revenue growth. Tight expense control helped to achieve a 20% increase in Gross Operating Profit, and a 46% increase in Net Operating Income, each as compared to the year prior. This property is currently generating significant free cash flow and we believe that it is less sensitive to seasonality than other higher-end properties in the Sedona market. Our near-term focus will continue to be on increasing room revenue generation and improvement to guest experience.

Oasis Medical Office Tower – Stafford, Texas
Built in 2007, The Oasis is situated in a resort-style, relaxing park setting.
The Oasis is a 200,000 square foot, “Class A” medical office building situated in a campus setting in the heart of the greater Houston southwest market. IMH acquired this building through foreclosure in late 2009, and in the process, also inherited a very difficult tenant situation. Due to non-payment of rents, we were forced to sue our primary tenant. After protracted negotiations, we eventually reached a resolution and ever since, the tenant has performed according to its lease. They currently occupy approximately one-third of the building.

Over the past several years, we have engaged multiple specialty firms to help lease the remaining space, but to no avail. Even at one-third occupancy, this asset is still cash flow positive. Accordingly, we are not particularly pressed to sell it. That said, given the opportunity cost of the capital we have tied up in this asset, we do believe that we can achieve preferable economics by moving on. Although the current tenant has expressed an interest in purchasing the building, we presently intend to list this property for sale to the public in the third quarter.

1010 E. Lemon Street
IMH previously acquired through foreclosure, 3.7 acres of vacant land located proximate to Arizona State University’s Tempe campus. We intended to develop this property into a student housing facility. In order to help ensure a completion date that would coincide with the start of the academic year in 2015, we aimed to commence construction by no later than February 2014. With an estimated development cost of approximately $51.7 million, we sought financing which included both construction indebtedness and institutional equity. Securing financing, however, proved more difficult that we had anticipated. In addition, during the entitlement process and through our demographic analysis of the market, we became aware of multiple projects whose respective completion dates would likely coincide with the completion of our project.

We believed that these developments raised the risk profile of the project and would potentially reduce the projected returns for our equity. As a result, we instead elected to sell the property for $8.1 million. We are extremely pleased with the financial results of the disposition event. The sales price represented an excess of our cost basis, and included the repayment of all entitlement, design, and engineering costs, development fees, taxes and other expenses, which we had previously invested in order to ready the project for development. Moreover, we were able to further negotiate a small back end piece, affording us participation in future profits of the project above a certain threshold.

Gabella at Parkside - Apartment Development
Since our last correspondence, we have slightly revised the development plans for our apartment complex project in Apple Valley, Minnesota. Upon further analysis, we lacked certainty regarding the immediate absorption of 322 units in this market. As a result, we elected to hedge down our initial exposure. This reduction contributed to a delay of the project’s commencement, since we had to enter into new agreements with the City regarding the revised development and associated timelines.
In order to provide for greater financial palatability and likelihood of absorption, we will instead construct this project in phases, the first of which will be named “Gabella at Parkside.” Gabella at Parkside will be a 4-story, 196 unit multi-family project abutting the five acre Kelley Park in the heart of Apple Valley. The design features open views of the park, while maintaining an architectural urban feel. The project will offer numerous luxury amenities such as clubhouse, theatre, internet café and fitness center, with a unit mix of 1, 2 and 3 bedroom options equipped with high-end finishes, including 9-foot ceilings, and granite counters.

Site plan aerial view - Gabella will be located to the north of Kelley Park.	Rendering of Gabella exterior building elevation, as viewed from Kelley Park.

The estimated development costs for this project are expected to total $35.7 million. We believe we will be able to achieve a loan-to-cost of around 67%. Depending on final terms, that would result in approximately $24.0 million in debt financing, to go along with approximately $11.8 million of cash and contributed land value from IMH. Scaling the project in this manner should provide us with the opportunity to fund the cash component ourselves (without third-party participation), and afford us full participation in the corresponding equity rewards. We hope to break ground in September of this year, in order to complete the groundwork before the cold sets in. This would then allow vertical construction to continue throughout the winter months. Once completed and stabilized, we expect this investment to provide in excess of 20% annualized returns.

Laughlin Ranch
Within the Laughlin Ranch master planned community in northwestern Arizona, IMH owns a signature golf course, luxury clubhouse, health spa, restaurant, and over 250 residential lots. When we last discussed this property, we described our efforts (with the help of a seasoned golf course management company) to implement multiple operational and other improvements that we expected would translate to improved operating results. In short, things are tracking well, as the operational results suggest that the measures we undertook last year are beginning to bear fruit.

View from the 18th hole, overlooking a course lake and Laughlin Ranch’s 39,000 square foot clubhouse.

The operational components of our Laughlin Ranch investment are cash flow positive on a year-to-date basis, through June 30, 2014. Furthermore, the joint venture “lot take-down” program we established last year with Dorn Homes, a large Arizona homebuilder, is providing systematic reduction of our lot inventory. As newly built homes are completed and sold, we receive proceeds including a set price per lot and a share of the builder’s profits on each such sale. As the Arizona housing market continues its recovery, it is our hope that ancillary markets such as Laughlin Ranch experience increased activity as well, thus accelerating our lot disposition process.
Asset Sales
Other than our development and operating properties, all of our portfolio assets are considered to be held for sale; substantially all of which are listed with brokers who are actively marketing them. Most of our assets are non-performing and we must convert them to performing, income-producing assets if we are to achieve our objectives. We do, however, take a very objective position when assessing our assets, asking ourselves, “what does (or will) it cost us to hold and across what time frame?”, “what can we reasonably expect to achieve in the way of disposition value and when?”, and “will our dollars work harder for us in this investment or another?” We remain focused on deploying our capital in a manner designed to provide the highest degree of likelihood for elevated returns to the Company. The following are two examples of investments that we have monetized over the last year.
Apartment Complex Portfolio – Preferred Equity Investment
In mid-2013, we wrote to you about an investment wherein we coupled a $15 million preferred equity and joint venture structure in order to acquire, with a non-affiliated equity partner, a $142 million portfolio of multi-family assets. The portfolio was part of a legacy CMBS tranche (commercial mortgage backed securities) comprised of fourteen separate apartment communities spread across six states. We are pleased to report that in late 2013, seven months after our original investment, we monetized that asset, achieving a simple cash-on-cash return in excess of 35%, which is an annualized yield of greater than 50%. Although we do not expect that all new investments we pursue will provide economic results akin to this, it is an instructive example of what can be accomplished when we have capital to deploy.

Highland Meadows
The Highland Meadows project is particularly demonstrative of several of IMH’s key aptitudes, as it is an asset that ran the full investment gamut, from initial funding to foreclosure, strategic repositioning to final disposition. We first made this loan in late 2007 on 228 acres of vacant land, located approximately 27 miles north of Austin, Texas. The original purpose of the loan was to refinance existing debt and provide funds for entitlement of the land, which would then be developed into 838 lots for a residential subdivision. As a result of the 2008 real estate collapse, the borrower was unable to repay or refinance our loan when it became due. IMH issued a notice of foreclosure and took ownership of the property soon thereafter.

Although it was situated squarely in the “path of progress” to Austin’s continued growth, given the then-current state of the economy, large scale/scope projects of this nature were indeterminately placed on hold. We viewed this as an attractive asset, unworthy of liquidation at fire-sale prices, particularly in light of the relatively inexpensive estimated costs to carry it. We believed that once the market recovered, we could expect to receive considerably greater value.

Our investment basis at the time of foreclosure was approximately $6.1 million. After thorough analysis of the property and surrounding area, we concluded there was opportunity to further enhance the value and marketability of our asset by investing in it further. We recognized a potential deficiency in our asset, due to its lacking a definitive access point. So, during the last year we focused our efforts on the acquisition of an adjacent property, which we viewed as accommodative to that need. We acquired that property for approximately $1.6 million. It was then that we were able to use our development knowledge in combination with our financial wherewithal, in order to immediately proceed with assembling and entitling the property, while concurrently enacting a financial vehicle known as a MUD (a Municipal Utilities District). With these pieces in place, we believed the property would represent a much more attractive acquisition target to a developer buyer, and hopefully a more financially lucrative disposition event.

When all was said and done, our adjusted basis in this property was just under $8.3 million. We sold it in July of this year for $11.0 million.

New Investments
When we initially proposed the Conversion Transactions, we anticipated gaining the ability to act opportunistically in the market by making new investments. Since then, we have been fortunate to realize multiple investments that have provided favorable financial outcomes, but none have necessarily represented dollar amounts sufficient to move the needle in a portfolio of our size. In the absence of size, one would ordinary seek volume. That too proved difficult, in light of the capital constraints and extraordinary expenses we experienced.

Each time we monetize an asset, the objective is to use the capital proceeds to fund a new income-producing investment. We are committed to funding new investments in order to provide new revenue. If expenses aren’t met by revenue, we must draw down available cash, which is money we cannot use to fund new investments. Once we turn the corner on profitability and sustainable net income is achieved, barring a systemic disruption, operating results can then begin to effect positive changes to net equity.

Although the market is not completely healed of its prior maladies, it is clear that in some markets, real estate is on the upswing and lender credit is returning to the space. This bodes favorably for IMH. We possess a strong network of real estate professionals, banks, brokers and other financial intermediaries, through which we receive constant deal flow. As markets continue to recover, we believe that we will continue to uncover and fund what we view as attractive real estate based debt and mezzanine opportunities. As we restructure our capital stack and restock our barrels to fund new investments, we expect those opportunities will result in improved financial results. We are currently reviewing multiple new opportunities, some of which we expect will receive funding from us in the near future. We anticipate writing to you in the months to come, to discuss new investments made and their corresponding results.

CEO Transition
This is my first letter to you as Chief Executive Officer of IMH. After many years of dedicated service, Will Meris recently decided to step down as our President and Chief Executive Officer. With the consummation of the Refinancing and the creation of a new majority independent board of directors, Will felt that this was the right time for him to move on to the next stage in his professional career. Will’s vision and leadership have been instrumental in growing IMH from a small, local bridge lender, into a resilient, well-respected, national real estate financier. Will persevered during a very difficult period for the Company and its industry, and his steady leadership during these times was instrumental in helping IMH to regain solid footing. With “a new wind in the Company’s financial sails,” Will has expressed his faith in the Company’s future.

While I am new to the roles of Board Chairman and CEO, I have a long history with IMH. I have worked with the Company for five years as its lead strategic consultant and bring with me a great familiarity with IMH’s business, opportunities and challenges. During that time I have helped the Company to structure a multitude of special projects and capital market initiatives. I have been involved in virtually every facet of the business and have worked diligently with IMH management to help ensure proper execution at all levels. My in-depth knowledge of the Company and its assets, coupled with thirty-five years of financial industry and investment experience, well-equips me to lead the next chapter of IMH - one that I believe will be results-driven, with an eye toward future profitability and shareholder liquidity.

Our proverbial desk is now free of the distractions and disruptions that previously burdened us. Indeed, those obstacles cost us time, money, and opportunities - but now, they have been nearly altogether exhausted. Rather than dwell on the past, our focus is wholly on the future. Our determination fortified, we are confident in our plan and believe we are properly positioned to succeed.

Sincerely,

/s/ Lawrence D. Bain
Lawrence D. Bain
Chairman and CEO

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.
Our forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the risk that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC. These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.

As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.